Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Lattice Semiconductor Corporation:

We consent to the incorporation by reference in the registration statements (No. 333‑69467, No. 333-176133, No. 333-182047, No. 333-188455, No. 333-195888, No. 333-202736, No. 333-220987, No. 333-224933, and No. 333-227153) on Form S-8 of Lattice Semiconductor Corporation and subsidiaries (the Company) of our reports dated February 26, 2019, with respect to the consolidated balance sheets of the Company as of December 29, 2018 and December 30, 2017, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 29, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 29, 2018, which reports appear in the December 29, 2018 Annual Report on Form 10‑K of the Company.

Our report on the consolidated financial statements refers to a change in the method of accounting for revenue recognition in 2018, due to the adoption of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) and related amendments.

/s/ KPMG LLP
Portland, Oregon
February 26, 2019